Exhibit 10.1

SAREPTA THERAPEUTICS, INC.

1.25% Convertible Senior Notes due 2027

Purchase Agreement

September 13, 2022

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

As Representatives of the

several Initial Purchasers listed

in Schedule 1 hereto

c/o Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

Sarepta Therapeutics, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several initial purchasers listed in Schedule 1 hereto (the “Initial Purchasers”), for whom you are acting as representatives (the “Representatives”), $980,000,000 aggregate principal amount of its 1.25% Convertible Senior Notes due 2027 (the “Underwritten Securities”) and, at the option of the Initial Purchasers, up to an additional $150,000,000 aggregate principal amount of its 1.25% Convertible Senior Notes due 2024 (the “Option Securities”) if and to the extent that the Initial Purchasers shall have determined to exercise the option to purchase such Option Securities granted to the Initial Purchasers in Section 2 hereof. The Underwritten Securities and the Option Securities are herein referred to as the “Securities.” The Securities will be convertible into cash, shares (the “Underlying Securities”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”), or a combination of cash and Underlying Securities, at the Company’s election. The Securities will be issued pursuant to an Indenture to be dated as of September 16, 2022 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

In connection with the offering of the Underwritten Securities, the Company is separately entering into capped call transactions with one or more counterparties, which may include the Initial Purchasers or affiliates thereof (each, a “Capped Call Counterparty”), in each case pursuant to a capped call confirmation (each, a “Base Capped Call Confirmation”), dated the date hereof, and in connection with the issuance of any Option Securities, the Company and each Capped Call Counterparty may enter into an additional capped call transaction pursuant to an additional capped call confirmation (each, an “Additional Capped Call Confirmation” and, together with the Base Capped Call Confirmations, the “Capped Call Confirmations”), to be dated the date on which the option granted to the Initial Purchasers pursuant to Section 2(a) hereof to purchase such Option Securities is exercised. This purchase agreement (this “Agreement”), the Indenture, the Securities and the Capped Call Confirmations are referred to herein collectively as the “Transaction Documents.”

The Company hereby confirms its agreement with the several Initial Purchasers concerning the purchase and sale of the Securities, as follows:

1. Offering Memorandum and Transaction Information. The Securities will be sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption therefrom. The Company has prepared a preliminary offering memorandum dated September 12, 2022 (the “Preliminary Offering Memorandum”) and will prepare an offering memorandum dated the date hereof (the “Offering Memorandum”) setting forth information concerning the Company and the Securities. Copies of the Preliminary Offering Memorandum have been, and copies of the Offering Memorandum will be, delivered by the Company to the Initial Purchasers pursuant to the terms of this Agreement. The Company hereby confirms that it has authorized the use of the Preliminary Offering Memorandum, the other Time of Sale Information (as defined below) and the Offering Memorandum in connection with the offering and resale of the Securities by the Initial Purchasers in the manner contemplated by this Agreement (the “Offering”). References herein to the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum shall be deemed to refer to and include any document incorporated by reference therein as of the date of such Preliminary Offering Memorandum, Time of Sale Information or Offering Memorandum, as the case may be, and any reference to “amend,” “amendment” or “supplement” with respect to the Preliminary Offering Memorandum or the Offering Memorandum shall be deemed to refer to and include any documents filed after such date under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (collectively, the “Exchange Act”) and incorporated by reference therein.

As of 10:30 P.M., New York City time, on the date of this Agreement (the “Time of Sale”), the Company had prepared the following information (collectively, the “Time of Sale Information”): the Preliminary Offering Memorandum, as supplemented and amended by the written communications listed on Annex A hereto.

2. Purchase and Resale of the Securities. (a) The Company agrees to issue and sell the Underwritten Securities to the several Initial Purchasers as provided in this Agreement, and each Initial Purchaser, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Underwritten Securities set forth opposite such Initial Purchaser’s name in Schedule 1 hereto at a price equal to 98.0% of the principal amount thereof (the “Purchase Price”) plus accrued interest, if any, from September 16, 2022 to the Closing Date (as defined below).

In addition, the Company agrees to issue and sell the Option Securities to the several Initial Purchasers as provided in this Agreement, and the Initial Purchasers, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, shall have the option to purchase, severally and not jointly, from the Company the Option Securities at the Purchase Price plus accrued interest, if any, from September 16, 2022 to the date of payment and delivery.

If any Option Securities are to be purchased, the principal amount of Option Securities to be purchased by each Initial Purchaser shall be the principal amount of Option Securities which bears the same ratio to the aggregate principal amount of Option Securities being purchased as the principal amount of Underwritten Securities set forth opposite the name of such Initial Purchaser in Schedule 1 hereto (or such amount increased as set forth in Section 10 hereof) bears to the aggregate principal amount of Underwritten Securities being purchased from the Company by the several Initial Purchasers, subject, however, to such adjustments to eliminate Securities in denominations other than $1,000 as the Representatives in their sole discretion shall make.

The Initial Purchasers may exercise the option to purchase the Option Securities at any time in whole, or from time to time in part, by written notice from the Representatives to the Company. Such notice shall set forth the aggregate principal amount of Option Securities plus accrued interest as to which the option is being exercised and the date and time when the Option Securities are to be delivered and paid for which may be the same date and time as the Closing Date (as hereinafter defined) but shall not be earlier than the Closing Date nor later than the tenth full business day (as hereinafter defined) after the date of such notice (unless such time and date are postponed in accordance with the provisions of Section 10 hereof); provided that such settlement date for delivery of the Option Securities shall occur within a period of thirteen calendar days from, and including, the Closing Date. Any such notice shall be given at least one business day prior to the date and time of delivery specified therein.

(b) The Company understands that the Initial Purchasers intend to offer the Securities for resale on the terms set forth in the Time of Sale Information. Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:

(i) it is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act (a “QIB”) and an accredited investor within the meaning of Rule 501(a) of Regulation D under the Securities Act (“Regulation D”);

(ii) it has not, and none of its affiliates or any other person acting on its behalf has, solicited offers for, or offered or sold, and neither it nor such persons will solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act; and

(iii) it has not, and none of its affiliates or any other person acting on its behalf has, solicited offers for, or offered or sold, and neither it nor such persons will solicit offers for, or offer or sell, the Securities as part of their initial offering except to persons whom it reasonably believes to be QIBs in transactions pursuant to Rule 144A under the Securities Act (“Rule 144A”) and in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of the Securities is aware that such sale is being made in reliance on Rule 144A.

(c) Each Initial Purchaser acknowledges and agrees that the Company and, for purposes of the “no registration” opinions to be delivered to the Initial Purchasers pursuant to Sections 6(d) and 6(f) hereof, counsel for the Company and counsel for the Initial Purchasers, as applicable, may rely upon the accuracy of the representations and warranties of the Initial Purchasers, and compliance by the Initial Purchasers with their agreements, contained in paragraph (b) above, and each Initial Purchaser hereby consents to such reliance.

(d) The Company acknowledges and agrees that the Initial Purchasers may offer and sell Securities to or through any affiliate of an Initial Purchaser and that any such affiliate may offer and sell Securities purchased by it to or through any Initial Purchaser; provided that notwithstanding the forgoing, each Initial Purchaser shall remain responsible in all respects for the fulfillment of its obligations under this Agreement, and for the actions of any affiliates acting on behalf of such Initial Purchaser.

(e) Payment for the Securities shall be made by wire transfer in immediately available funds to the account specified by the Company to the Representatives in the case of the Underwritten Securities, at the offices of Goodwin Procter LLP, New York Times Building, 620 Eighth Avenue, New York, New York 10018, at 10:00 A.M. New York City time on September 16, 2022, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representatives and the Company may agree upon in writing or, in the case of the Option Securities, on the date and at the time and place specified by the Representatives in the written notice of the Initial Purchasers’ election to purchase such Option Securities. The time and date of such payment for the Underwritten Securities is referred to herein as the “Closing Date” and the time and date for such payment for the Option Securities, if other than the Closing Date, is herein referred to as the “Additional Closing Date.”

Payment for the Securities to be purchased on the Closing Date or the Additional Closing Date, as the case may be, shall be made against delivery to the nominee of The Depository Trust Company (“DTC”), for the respective accounts of the several Initial Purchasers of the Securities to be purchased on such date, of one or more global notes representing the Securities (collectively, the “Global Note”), with any transfer taxes payable in connection with the sale of such Securities duly paid by the Company. The Global Note will be made available for inspection by the Representatives at the office of Goldman Sachs & Co. LLC set forth above not later than 1:00 P.M., New York City time, on the business day prior to the Closing Date or the Additional Closing Date, as the case may be.

3. Representations and Warranties of the Company. The Company represents and warrants to each Initial Purchaser, and agrees with each Initial Purchaser that:

(a) Preliminary Offering Memorandum. The Preliminary Offering Memorandum, as of its date, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representatives expressly for use in any Preliminary Offering Memorandum, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 7(b) hereof.

(b) Time of Sale Information. The Time of Sale Information, at the Time of Sale, did not, and as of the Closing Date and as of the Additional Closing Date, as the case may be, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representatives expressly for use in such Time of Sale Information, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 7(b) hereof. No statement of material fact included in the Offering Memorandum has been omitted from the Time of Sale Information and no statement of material fact included in the Time of Sale Information that would be required to be included in a registration statement to be filed with the Commission has been omitted from the Offering Memorandum.

(c) Additional Written Communications; Permitted General Solicitation. The Company (including its agents and representatives, other than the Initial Purchasers in their capacity as such) has not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Securities (each such communication by the Company or its agents and representatives (other than a communication referred to in clauses (i), (ii) and (iii) below) an “Issuer Written Communication”) other than (i) the Preliminary Offering Memorandum, (ii) the Offering Memorandum, (iii) the documents listed on Annex A hereto, including a term sheet substantially in the form of Annex B hereto, which constitute part of the Time of Sale Information, and (iv) each electronic road show and any other written communications approved in writing in advance by the Representatives (other than a Permitted General Solicitation (as defined below), in each case used in accordance with Section 4(c) or (y) any general solicitation other than any such solicitation listed on Annex C hereto or (ii) in accordance with Section 4(s) hereof (each such solicitation referred to in clauses (i) and (ii), a “Permitted General Solicitation”). Each such Issuer Written Communication does not conflict with the information contained in the Time of Sale Information, and when taken together with the Time of Sale Information, did not, and at the Closing Date and as of the Additional Closing Date, as the case may be, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to any statements or omissions made in each such Issuer Written Communication in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representatives expressly for use in such Issuer Written Communication, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 7(b) hereof.

(d) Offering Memorandum. As of the date of the Offering Memorandum and as of the Closing Date and as of the Additional Closing Date, as the case may be, the Offering Memorandum does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representatives expressly for use in the Offering Memorandum, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 7(b) hereof.

(e) Incorporated Documents. The documents incorporated by reference in the Offering Memorandum or the Time of Sale Information, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder and none of such documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Offering Memorandum or the Time of Sale Information, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) Organization and Good Standing. The Company and each of its subsidiaries (as defined in Section 16 of this Agreement) have been duly organized and are validly existing as corporations or other legal entities in good standing (or the foreign equivalent thereof) under the laws of their respective jurisdictions of incorporation or organization, as applicable. The Company and each of its subsidiaries are duly qualified to do business and are in good standing or validly existing, as the case may be, as foreign corporations or other legal entities in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification and have all power and authority (corporate or other) necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to so qualify or have such power or authority would not (i) have, singly or in the aggregate, a material adverse effect on the condition (financial or otherwise), results of operations, assets, properties, business or prospects of the Company and its subsidiaries taken as a whole, or (ii) impair in any material respect the ability of the Company to perform its obligations under the Transaction Documents or to consummate the Offering or any transactions contemplated by this Agreement (any such effect as described in clauses (i) or (ii), a “Material Adverse Effect”). The Company’s subsidiaries (whether direct or indirect) consist of only those listed on Schedule 2 hereto. The Company’s only “significant subsidiaries” as defined in Rule 1-02(w) of Regulation of S-X are (i) Sarepta Securities Corp., (ii) ST International Holdings Two, Inc. and (iii) Sarepta Therapeutics Three, LLC.

(g) Due Authorization. The Company has the full right, power and authority to enter into the Transaction Documents, and to perform and discharge its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of each of the Transaction Documents and the consummation by it of the transactions contemplated hereby or thereby or by the Time of Sale Information and the Offering Memorandum has been duly and validly taken.

(h) The Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(i) The Indenture. The Indenture has been duly authorized by the Company and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”); and the Indenture will conform in all material respects to the description thereof contained in the Time of Sale Information and the Offering Memorandum.

(j) The Securities. The Securities to be issued and sold by the Company hereunder have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be duly and validly issued and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(k) The Underlying Securities. Upon issuance and delivery of the Securities in accordance with this Agreement and the Indenture, the Securities will be convertible at the option of the holder thereof into shares of the Underlying Securities in accordance with the terms of the Securities; the maximum number of shares of Common Stock reserved for issuance upon conversion of the Securities (including the maximum number of shares of Common Stock that may be issued upon conversion of the Securities in connection with a “make-whole fundamental change as defined in the “Description of Notes” section of the Preliminary Offering Memorandum” (the “Maximum Underlying Shares”)) have been duly authorized and reserved and, when and to the extent issued upon conversion of the Securities in accordance with the terms of the Securities and the Indenture, will be validly issued, fully paid and nonassessable; and the issuance of the Underlying Securities will not be subject to any preemptive rights, rights of first refusal, registration rights or similar rights and will conform to the description thereof contained in the Time of Sale Information and the Offering Memorandum.

(l) The Capped Call Confirmations. (x) Each Base Capped Call Confirmation has been duly authorized, executed and delivered by the Company and constitutes, and (y) any Additional Capped Call Confirmation(s) has been duly authorized by the Company and, when duly executed and delivered by the Company, will constitute, in each case, a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(m) Shell Company. The Company is not a “shell company” as described in Rule 144(i) under the Securities Act.

(n) Capitalization. The Company has an authorized capitalization as set forth in the Time of Sale Information and the Offering Memorandum under the heading “Capitalization,” and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable, have been issued in compliance with federal and state securities laws, and conform to the description thereof contained in the Time of Sale Information and the Offering Memorandum. All of the stock options and awards and other rights to purchase or exchange any securities for shares of the Company’s capital stock have been duly authorized, and were issued in compliance with U.S. federal and applicable state securities laws. None of the outstanding shares of Common Stock was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. The description of the Company’s equity incentive plan and stock options or other rights granted thereunder or pursuant to other stock option agreements, as described in the Time of Sale Information and the Offering Memorandum, fairly presents the information required to be shown with respect to the equity incentive plan and such other stock option agreements, stock options and rights and are accurate in all material respects.

(o) Subsidiaries. All the outstanding shares of capital stock or other equity interests of each subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company directly or indirectly through one or more wholly-owned subsidiaries, free and clear of any claim, lien, encumbrance, security interest, restriction upon voting or transfer or any other claim of any third party, except as disclosed in the Time of Sale Information.

(p) No Conflicts. The execution, delivery and performance of each of the Transaction Documents by the Company, the issuance and sale of the Securities by the Company (including the issuance of the Underlying Securities upon conversion thereof) and the consummation of the transactions contemplated by the Transaction Documents will not (with or without notice or lapse of time or both) (i) conflict with or result in a breach or violation of any of the terms or provisions of, constitute a default or Debt Repayment Triggering Event (as defined below) under, give rise to any right of termination or other right or the cancellation or acceleration of any right or obligation or loss of a benefit under, or give rise to the creation or imposition of any lien, encumbrance, security interest, claim or charge upon any property or assets of the Company or any subsidiary pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the articles of incorporation or bylaws (or analogous governing instruments, as applicable) of the Company or any of its subsidiaries or (iii) result in any violation of any law, statute, rule, regulation, judgment, order or decree of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets, except, in the case of clause (i) or (iii) would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. A “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give the holder of any note, debenture or other evidence of material indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(q) No Consents Required. Except for such consents, approvals, authorizations, registrations or qualifications as may be required under applicable state or foreign securities laws and the Nasdaq Global Select Market (the “NASDAQ GSM”) in connection with the Offering and the Transaction Documents, no consent, approval, authorization or order of, or filing, qualification or registration with, any court or governmental agency or body, foreign or domestic, which has not been made, obtained or taken and is not in full force and effect, is required for the execution, delivery and performance of each of the Transaction Documents by the Company, the offer or sale of the Securities (including the issuance of the Underlying Securities upon conversion thereof) or the consummation of the transactions contemplated in the Transaction Documents.

(r) Independent Accountants. KPMG LLP, who have certified certain financial statements and related schedules included or incorporated by reference in the Time of Sale Information and the Offering Memorandum, and have audited the Company’s internal control over financial reporting, is an independent registered public accounting firm as required by the Securities Act, and the rules and regulations thereunder, and the Public Company Accounting Oversight Board (United States) (the “PCAOB”). Except as pre-approved in accordance with the requirements set forth in Section 10A of the Exchange Act, KPMG LLP has not been engaged by the Company to perform any “prohibited activities” (as defined in Section 10A of the Exchange Act).

(s) Financial Statements. The Company’s financial statements, together with the related notes and schedules, included or incorporated by reference in the Time of Sale Information and the Offering Memorandum fairly present in all material respects the financial position and the results of operations and changes in financial position, shareholders’ equity and cash flows of the Company and its consolidated subsidiaries as of the respective dates or for the respective periods therein specified. Such statements and related notes and schedules have been prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved except as may be set forth in the related notes included or incorporated by reference in the Time of Sale Information. The Company’s financial statements, together with the related notes and schedules, included or incorporated by reference in the Time of Sale Information and the Offering Memorandum comply in all material respects with the Securities Act, the Exchange Act, and the rules and regulations under the Securities Act and the Exchange Act. No other financial statements or supporting schedules or exhibits would be required by the Securities Act or the rules and regulations thereunder to be described, or included or incorporated by reference in a registration statement to be filed with the Commission that are not so described, included or incorporated by reference in the Time of Sale Information or the Offering Memorandum. There is no pro forma or as-adjusted financial information which would be required to be included in a registration statement to be filed with the Commission that are not so included in the Time of Sale Information or the Offering Memorandum or any document incorporated by reference therein. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Time of Sale Information and the Offering Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(t) No Material Adverse Change. Neither the Company nor any of its subsidiaries has sustained, since the date of the latest audited financial statements included or incorporated by reference in the Time of Sale Information, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Time of Sale Information or would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and, since such date, there has not been any material change in the capital stock or long-term debt of the Company or any of its subsidiaries or any material adverse changes in or affecting the business, assets, general affairs, management, financial position, prospects, shareholders’ equity or results of operations of the Company and its subsidiaries taken as a whole, otherwise than as set forth or contemplated in the Time of Sale Information.

(u) Legal Proceedings. Except as set forth in the Time of Sale Information, there is no legal or governmental action, suit, claim or proceeding pending to which the Company or any of its subsidiaries is a party or of which any property or assets of the Company or any of its subsidiaries is the subject which is required to be described in the Time of Sale Information or the Offering Memorandum or a document incorporated by reference therein and is not described therein, or which, singularly or in the aggregate, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to result in a Material Adverse Effect or prevent the consummation of the transactions contemplated in the Transaction Documents; and, to the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(v) No Violation or Default. Neither the Company nor any of its subsidiaries is in (i) violation of its articles of incorporation or bylaws (or analogous governing instrument, as applicable), (ii) default in any respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant, obligation, agreement or condition contained in any indenture, mortgage, deed of trust, loan or credit agreement, other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which it is a party or by which the Company or its subsidiaries are bound or to which any of its property or assets is subject or (iii) violation in any respect of any statute, law, ordinance, governmental rule, regulation, ordinance, or court order, decree or judgment to which it or its property or assets may be subject except, in the case of clauses (ii) and (iii) of this paragraph (v), for any violations or defaults which would not, singly or in the aggregate, have a Material Adverse Effect.

(w) Licenses and Permits. The Company and each of its subsidiaries have made all filings, applications, declarations and submissions required by, and own or possess all approvals, licenses, certificates, clearances, consents, exemptions, marks, notifications, orders, authorizations and permits issued by the appropriate local, state, federal or foreign regulatory agencies or bodies, including, without limitation, the Food and Drug Administration (the “FDA”) and any agency of any foreign government and any other foreign regulatory authority exercising authority comparable to that of the FDA (including any non-governmental entity whose approval or authorization is required under foreign law comparable to that administered by the FDA), which are required for the ownership of their respective properties or the conduct of their current respective businesses as described in the Time of Sale Information and the Offering Memorandum (collectively, the “Governmental Permits”) and is in compliance with the terms and conditions of all such Governmental Permits, except where any failures to possess or any noncompliance would not, singly or in the aggregate, have a Material Adverse Effect. All such Governmental Permits are valid and in full force and effect and the Company and each of its subsidiaries have fulfilled and performed all of their respective material obligations with respect to the Governmental Permits. Except as set forth in the Time of Sale Information, neither the Company nor any of its subsidiaries has received any written notice of any pending or threatened revocation, modification or cancellation of, any such Governmental Permit, which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(x) Health Care Laws. The Company and its subsidiaries are in compliance with applicable Health Care Laws (defined herein), including, but not limited to, the rules and regulations of the FDA, and all Health Care Laws, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Health Care Laws” shall mean all applicable statutes, rules and regulations applicable to the conduct of the Company’s business, including but not limited to the testing, development, registration, licensure, application approval, manufacture, packaging, labeling, processing, use, distribution, marketing, advertising, promotion, sale, offer for sale, recordkeeping, filing of reports, storage, import, export or disposal of any product or product candidate under development by the Company, including, without limitation, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), all state drug transparency and pricing reporting laws, the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Act (42 U.S.C. § 1320a-7b(a)), applicable criminal laws relating to health care fraud and abuse, the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), the exclusion law, (42 U.S.C. § 1320a-7), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) (“HIPAA”), the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), and the regulations promulgated pursuant to such laws, and any similar federal, state and local laws and regulations of any governmental authority including the regulatory agencies applicable to the testing, development, registration, licensure, application approval, manufacture, packaging, labeling, processing, use, distribution, marketing, advertising, promotion, sale, offer for sale, recordkeeping, filing of reports, storage, import, export or disposal of any product or product candidate under development by the Company. Neither the Company nor any of its subsidiaries is a party to or has any ongoing reporting obligations pursuant to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement imposed by any governmental authority. Neither the Company nor any of its subsidiaries has received any written notification, correspondence or any other written communication, including, without limitation, any Form FDA 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the FDA or any similar regulatory authority, or any written notification of any pending or, to the Company’s knowledge, threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration or other action, from any governmental authority of potential or actual material non-compliance by, or material liability of, the Company or its subsidiaries under any Health Care Laws.

(y) Neither the Company nor its subsidiaries, nor any of its or their, officers, employees or directors, nor, to the Company’s knowledge, any of its or their respective equity holders with more than five (5) percent interest, agents or clinical investigators, or licensors, has been excluded, suspended or debarred from participation in any U.S. federal or foreign health care program or human clinical research or, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. § 335a or comparable foreign law.

(z) Investigational New Drug Applications. (i) Each Investigational New Drug application (“IND”) and New Drug Application (“NDA”) submitted by the Company to the FDA or equivalent application submitted by the Company to foreign regulatory bodies, and related documents and information, when submitted to the FDA or other regulatory body was true, complete and correct in all material respects as of the date of submission and has been maintained in compliance in all material respects with applicable statutes, rules and regulations administered or promulgated by the FDA or other regulatory body; (ii) the studies, tests and preclinical studies and clinical trials conducted by or on behalf of the Company that are described in the Time of Sale Information or the Offering Memorandum were and, if still pending, are being, conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards and applicable statutes, rules and regulations, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312; and, to the Company’s knowledge, the drug substances used in the clinical trials have been manufactured in all material respects under current Good Manufacturing Practices, including, but not limited to, FDA’s current good manufacturing practice regulations at 21 C.F.R. Parts 210-211; and (iii) the Company uses commercially reasonable efforts to review, from time to time, the progress and results of the studies, tests and preclinical studies and clinical trials and, based upon (1) the information provided to the Company by the third parties conducting such studies, tests and preclinical studies and clinical trials that are described in the

Time of Sale Information and the Offering Memorandum and the Company’s review of such information, and (2) to the Company’s knowledge, such descriptions of the results of such studies, tests and preclinical studies and clinical trials are accurate and complete in all material respects. The Company is not aware of any other preclinical studies or clinical trials conducted by or on behalf of the Company, the results of which materially call into question the results described in the Time of Sale Information and the Offering Memorandum. The Company has not received any written notices or correspondence from the FDA or any foreign, state or local governmental body exercising comparable authority or any Institutional Review Board or ethics committee or similar body requiring the termination, suspension, material adverse modification or clinical hold, as applicable, of any studies, tests or preclinical studies or clinical trials conducted by or on behalf of the Company, other for such written notices or correspondences that have been disclosed or that which have been remedied by the Company. To the Company’s knowledge, no filing or submission to the FDA or any other regulatory body, that is intended to be the basis for any approval of the Company’s product candidates, contained or contains any material omission or, material false information.

(aa) Regulatory Correspondence. The Company has made available to counsel to the Initial Purchasers the FDA and regulatory correspondence logs containing all material correspondence between the Company or its representatives and the FDA, relating to the clinical trials of the Company’s product candidates under development being conducted under any Company-sponsored INDs, and relating to the NDAs.

(bb) Investment Company Act. Neither the Company nor any of its subsidiaries is or, after giving effect to the transactions contemplated by the Capped Call Confirmations, the Offering and the application of the proceeds thereof as described in the Time of Sale Information and the Offering Memorandum, will be required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(cc) No Stabilization. Neither the Company, its subsidiaries nor, to the Company’s knowledge, any of the Company’s or its subsidiaries’ officers, directors or affiliates has taken or will take, directly or indirectly, any action designed or intended to stabilize or manipulate the price of any security of the Company, or which caused or resulted in, or which could in the future reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company.

(dd) Intellectual Property. Except as disclosed in the Time of Sale Information, the Company and each of its subsidiaries owns, or have obtained valid and enforceable licenses for, or otherwise possesses the right to use all patents, trademarks, trademark registrations, service marks, service mark registrations, trade names, copyrights, licenses, inventions, software, databases, know-how, Internet domain names, trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures, and other intellectual property rights, including registrations thereof (collectively, “Intellectual Property”) as described in the Time of Sale Information and the Offering Memorandum as being owned or licensed to them. Subject to the matters identified in the Time of Sale Information, the Company believes it and its subsidiaries own the Intellectual Property necessary to carry on their respective businesses as currently conducted and as proposed to be conducted and described in the Time of Sale Information and the Offering Memorandum. Except as

described in the Time of Sale Information, as of the date of this Agreement, the Company has not received notice of any claim of infringement or any challenge, which to their knowledge is still pending or threatened, by any other person to the rights of the Company and its subsidiaries with respect to the foregoing except for those described in the Time of Sale Information and the Offering Memorandum or as would not reasonably be expected to have a Material Adverse Effect. Except as described in the Time of Sale Information or as would not reasonably be expected to have a Material Adverse Effect, none of the Intellectual Property owned by or exclusively licensed to the Company or any of its subsidiaries has been judged invalid or unenforceable, in whole or in part, and there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of any such Intellectual Property. The Intellectual Property licenses described in the Time of Sale Information and the Offering Memorandum are valid, binding upon, and enforceable against the Company and, to the Company’s knowledge, the other parties thereto in accordance with their terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity. As of the date of this Agreement and except as disclosed in Time of Sale Information, the Company and each of its subsidiaries has complied with, and is not in material breach nor has received any asserted or threatened claim of breach of, any Intellectual Property license, and the Company has no knowledge of any breach or anticipated breach by any other person to any Intellectual Property license. None of the technology employed by the Company has been obtained or is being used by the Company in violation of any material contractual obligation binding on the Company or, to the Company’s knowledge, upon any of its officers, directors or employees. The Company and each of its subsidiaries have taken reasonable steps to protect, maintain and safeguard its rights in all Intellectual Property, including the execution of appropriate nondisclosure and confidentiality agreements. Except as would not reasonably be expected to have a Material Adverse Effect, the Company is not aware of any facts that it believes would form a reasonable basis for a successful challenge that any of its employees are in or have ever been in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where such violation relates to such employee’s breach of a confidentiality obligation, obligation to assign to the Company Intellectual Property, or obligation not to use third party Intellectual Property or other proprietary rights on behalf of the Company. Except as disclosed in the Time of Sale Information, to the Company’s knowledge, there is no prior art material to any patent or patent application of the Intellectual Property that may render any U.S. patent held by the Company invalid or any U.S. patent application held by the Company unpatentable that has not been disclosed to the U.S. Patent and Trademark Office. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Company’s or any of its subsidiaries’ right to own, use, or hold for use any of the Intellectual Property as owned, used or held for use in the conduct of their businesses as currently conducted. To the Company’s knowledge, the Company and each of its subsidiaries have at all times complied in all material respects with all applicable laws relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company and any of its subsidiaries in the conduct of the Company’s and its subsidiaries’

businesses. No written claims have been asserted or threatened against the Company or any of its subsidiaries alleging a violation of any person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any law related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by the Company or any of its subsidiaries in the conduct of the Company’s or any of its subsidiaries’ businesses. The Company and each of its subsidiaries take reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

(ee) Title to Real and Personal Property. The Company and each of its subsidiaries have valid title in fee simple to, or have valid rights to lease or otherwise use, all items of real or personal property which are material to the business of the Company and its subsidiaries taken as a whole, in each case free and clear of all liens, encumbrances, security interests, claims and defects that do not, singly or in the aggregate, materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the Time of Sale Information and the Offering Memorandum, are in full force and effect, except as disclosed in the Time of Sale Information.

(ff) No Labor Disputes. No labor disturbance or dispute with the employees of the Company or any of the Company’s subsidiaries exists or, to the Company’s knowledge, is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, manufacturers, customers or contractors, that would reasonably be expected, singly or in the aggregate, to have a Material Adverse Effect. The Company is not aware that any key employee or significant group of employees of the Company or any of the Company’s subsidiaries plans to terminate employment with the Company or any of the Company’s subsidiaries.

(gg) Compliance with ERISA. No “prohibited transaction” (as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”)) or “accumulated funding deficiency” (as defined in Section 302 of ERISA) or any of the events set forth in Section 4043(b) of ERISA (other than events with respect to which the thirty (30)-day notice requirement under Section 4043 of ERISA has been waived) has occurred or could reasonably be expected to occur with respect to any employee benefit plan of the Company or any of its subsidiaries which could, singly or in the aggregate, have a Material Adverse Effect. Each employee benefit plan of the Company or any of its subsidiaries is in compliance in all material respects with applicable law, including ERISA and the Code. The Company and its subsidiaries have not incurred and could not reasonably be expected to incur liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any pension plan (as defined in ERISA). Each pension plan for which the Company or any of its subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified, and nothing has occurred, whether by action or by failure to act, which could, singly or in the aggregate, reasonably be expected to cause the loss of such qualification.

(hh) Certain Environmental Matters. Except as would not reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect, the Company and its subsidiaries are in compliance in all respects with all applicable foreign, federal, state and local statutes, laws, including the common law rules, and regulations, codes, ordinances, orders, judgments or decrees relating to the use, treatment, storage and disposal of hazardous or toxic substances or wastes and the protection of health and safety or the environment, including without limitation, natural resources (“Environmental Laws”). There has been no use, storage, generation, transportation, handling, treatment, disposal, discharge, emission, or other release of any kind of hazardous or toxic substances or wastes by, due to, or caused by the Company or any of its subsidiaries (or, to the Company’s knowledge, any other entity for whose acts or omissions the Company or any of its subsidiaries is or may otherwise be liable) upon, under, at or from any of the property now or previously owned, leased or operated by the Company or any of its subsidiaries, or upon any other property, in violation of any Environmental Law, or Governmental Permit issued thereunder or which would, give rise to any liability, except for any violation or liability which would not have, singularly or in the aggregate with all such violations and liabilities, a Material Adverse Effect; and there has been no disposal, discharge, emission or other release of any kind onto under, at or from such property or into the environment of any toxic hazardous substances or wastes with respect to which the Company has knowledge, except for any such disposal, discharge, emission, or other release of any kind which would not have, singularly or in the aggregate with all such discharges and other releases, a Material Adverse Effect. In the ordinary course of business, the Company and its subsidiaries conduct periodic reviews of the effect of Environmental Laws on their business and assets, in the course of which they identify and evaluate any associated material costs and liabilities (including, without limitation, any capital or operating expenditures required for any environmental remediation or compliance with Environmental Laws or Governmental Permits issued thereunder, any related material constraints on operating activities and any potential material liabilities to third parties). On the basis of such reviews, the Company and its subsidiaries have reasonably concluded that such associated costs and liabilities would not have, singularly or in the aggregate, a Material Adverse Effect.

(ii) Occupational Safety and Health Act. The Company and its subsidiaries are in compliance in all respects with all applicable provisions of the Occupational Safety and Health Act of 1970, as amended, including all applicable regulations thereunder, except for such noncompliance as would not, singly or in the aggregate, have a Material Adverse Effect.

(jj) Taxes. Each of the Company and its subsidiaries (i) has timely filed all necessary federal, state, local and foreign tax returns (or timely filed applicable extensions therefor) that have been required to be filed, and all such returns were true, complete and correct, (ii) has paid all federal, state, local and foreign taxes, assessments, governmental or other charges that are due and payable for which it is liable, including, without limitation, all sales and use taxes and all taxes which the Company or any of its subsidiaries is obligated to withhold from amounts owing to employees, creditors and third parties, and (iii) does not have any tax deficiency or claims outstanding or assessed or, to its knowledge, proposed against any of them, except those, in each of the cases described in clauses (i), (ii) and (iii) of this paragraph (jj), that would not, singly or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has engaged in any transaction which is a corporate tax shelter or which could be characterized as such by the Internal Revenue Service or any other taxing authority. The accruals and reserves on the books and records of the Company and its subsidiaries in respect of tax liabilities for any taxable period not yet finally determined are adequate to meet any assessments and related liabilities for any such period, and since January 1, 2018 neither the Company nor any of its subsidiaries has incurred any liability for taxes other than in the ordinary course.

(kk) Insurance. The Company and each of its subsidiaries carries or is covered by insurance provided by recognized, financially sound and reputable institutions with policies in such amounts and covering such risks as is adequate for the conduct of the businesses of the Company and its subsidiaries taken as a whole, and the value of their properties, taken as a whole, as is customary for companies engaged in similar businesses in similar industries. The Company has no reason to believe that it and its subsidiaries will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain comparable coverage from similar insurers as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has been denied any insurance coverage that it has sought or for which it has applied.

(ll) Accounting Controls. The Company and its subsidiaries maintain a system of internal accounting and other controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language incorporated by reference in the Time of Sale Information and the Offering Memorandum fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto. Except as described in the Time of Sale Information, since the end of the Company’s most recent audited fiscal year, there has been (A) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (B) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(mm) Minutes. The minute books of the Company have been made available to the Initial Purchasers and counsel for the Initial Purchasers, and, to the Company’s knowledge, such books (i) contain a complete summary of all meetings and actions of the board of directors (including each board committee) since October 1, 2021 through the date of the latest meeting and action, and (ii) accurately in all material respects reflect all transactions referred to in such minutes; provided that the Initial Purchasers accept and acknowledge that certain minutes of the board or committees of the board have been provided in draft form which are substantially complete, but which are not considered the final minutes of such meetings of the board.

(nn) Material Agreements. There is no material franchise, lease, contract, agreement or document required by the Securities Act or by the rules and regulations thereunder to be described in the Time of Sale Information and in the Offering Memorandum or a document incorporated by reference therein which is not described or filed therein as required; and all descriptions of any such franchises, leases, contracts, agreements or documents contained in the Time of Sale Information or in a document incorporated by reference therein are accurate and complete descriptions of such documents in all material respects. Other than as described in the Time of Sale Information, no such franchise, lease, contract or agreement has been suspended or terminated for convenience or default by the Company or any of its subsidiaries or any of the other parties thereto, and neither the Company nor any of its subsidiaries has received notice nor does the Company have any other knowledge of any such pending or threatened suspension or termination, except for such pending or threatened suspensions or terminations that would not reasonably be expected to, singly or in the aggregate, have a Material Adverse Effect.

(oo) No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company and any of its subsidiaries on the one hand, and the directors, officers and shareholders (or analogous interest holders) of the Company or any of its subsidiaries or any of their affiliates on the other hand, which is required by the Securities Act to be described in a registration statement to be filed with the Commission and that is not so described in the Time of Sale Information and the Offering Memorandum or a document incorporated by reference therein.

(pp) No Registration Rights. No person or entity has the right to require registration of shares of Common Stock or other securities of the Company or any of its subsidiaries, except for persons and entities who have, in connection with the issue and sale of the Securities, expressly waived such right in writing or who have been given timely and proper written notice and have failed to exercise such right within the time or times required under the terms and conditions of such right. Except as described in the Time of Sale Information, there are no persons with registration rights or similar rights to have any securities registered by the Company or any of its subsidiaries under the Securities Act.

(qq) Rule 144A Eligibility. On the Closing Date, the Securities will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in an automated inter-dealer quotation system; and each of the Time of Sale Information, as of the Time of Sale, and the Offering Memorandum, as of its date, contains or will contain all the information that, if requested by a prospective purchaser of the Securities, would be required to be provided to such prospective purchaser pursuant to Rule 144A(d)(4) under the Securities Act.

(rr) No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

(ss) No General Solicitation. None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no representation is made) has solicited offers for, or offered or sold, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D other than by means of a Permitted General Solicitation or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

(tt) Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 2(b) hereof and their compliance with their agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Securities to the Initial Purchasers and the offer, resale and delivery of the Securities by the Initial Purchasers in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum, to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act.

(uu) Margin Rules. Neither the Company nor any of its subsidiaries owns any “margin securities” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), and none of the proceeds of the sale of any of the Securities will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Securities to be considered a “purpose credit” within the meanings of Regulation T, U or X of the Federal Reserve Board.

(vv) No Broker’s Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than the Transaction Documents) that would give rise to a valid claim against the Company or the Initial Purchasers for a brokerage commission, finder’s fee or like payment in connection with the Offering or any transaction contemplated by this Agreement.

(ww) Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in either the Time of Sale Information or the Offering Memorandum has been made without a reasonable basis.

(xx) Common Stock. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act and is listed on the NASDAQ GSM, and the Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ GSM, nor has the Company received any notification that the Commission, the Financial Industry Regulatory Authority (“FINRA”) or the Nasdaq Stock Market LLC is currently contemplating terminating such registration or listing. No consent, approval, authorization or order of, or filing, notification or registration with, the NASDAQ GSM is required for the listing and trading of the shares of Common Stock on the NASDAQ GSM, except for (i) a Notification Form: Listing of Additional Shares; and (ii) if applicable, a Notification Form: Change in the Number of Shares Outstanding.

(yy) Sarbanes-Oxley Act. The Company is in material compliance with all applicable effective provisions of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the Commission thereunder (the “Sarbanes-Oxley Act”).

(zz) No Unlawful Payments. Neither the Company nor any of its subsidiaries or affiliates, nor any director, officer, or employee, nor, to the Company’s knowledge, any agent or representative of the Company or of any of its subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(aaa) Statistical and Market Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical, industry-related and market-related data included or incorporated by reference in the Time of Sale Information or the Offering Memorandum is not based on or derived from sources that are reliable and accurate in all material respects.

(bbb) Compliance with Anti-Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with the requirements of applicable anti-money laundering laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and the anti-money laundering laws of the various jurisdictions in which the Company and its subsidiaries conduct business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ccc) Compliance with Sanctions Laws. None of the Company or any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person,” the European Union, Her Majesty’s Treasury, the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or the target of Sanctions or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(ddd) Cybersecurity; Data Protection. The Company and its subsidiaries have taken measures necessary to protect the information technology systems and data used in connection with the operation of the Company’s and its subsidiaries’ businesses. Without limiting the foregoing, the Company and its subsidiaries have used commercially reasonable efforts to establish and maintain, and have established, maintained, implemented and complied with, reasonable information technology, information security, cyber security and data protection controls, policies and procedures that are designed to protect against and prevent breach, destruction, loss, unauthorized distribution, use, access, disablement, misappropriation or modification, or other compromise or misuse of or relating to any information technology system or data used in connection with the operation of the Company’s and its subsidiaries’ businesses (“Breach”). There has been no such Breach, and the Company and its subsidiaries have not been notified of and have no knowledge of any event or condition that would reasonably be expected to result in, any such Breach except for those Breaches that have been remedied without material cost or liability or the duty to notify any other person.

(eee) FINRA. Neither the Company nor any subsidiary nor any of their affiliates (within the meaning of FINRA’s Conduct Rule 5121(f)(1)) directly or indirectly controls, is controlled by, or is under common control with, or is an associated person (within the meaning of Article I, Section 1(ee) of the By-laws of FINRA) of, any member firm of FINRA.

(fff) No Shareholder Approval. To the Company’s knowledge, no approval of the shareholders of the Company under the rules and regulations of Nasdaq (including Rule 5635 of the Nasdaq Marketplace Rules) is required for the Company to issue and deliver to the Initial Purchasers the Securities.

(ggg) No Ratings. The Company’s securities are not rated by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act.

(hhh) Audit Committee. A member of the Company’s audit committee (the “Audit Committee”) has confirmed to the Chief Executive Officer or Chief Financial Officer that, except as set forth in the Time of Sale Information and the Offering Memorandum, the Audit Committee is not reviewing or investigating, and neither the Company’s independent auditors nor its internal auditors have recommended that the Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the Company’s disclosure with respect to, any of the Company’s material accounting policies; (ii) any matter which could result in a restatement of the Company’s financial statements for any annual or interim period during the current or prior three fiscal years; or (iii) any significant deficiency, material weakness, adverse change in the Company’s internal controls or fraud involving management or other employees who have a significant role in the Company’s internal controls.

(iii) Off Balance Sheet Arrangements. There are no off balance sheet arrangements (as defined in Regulation S-K Item 303(a)(4)(ii)) that would reasonably be expected to have a material current or future effect on the Company’s financial condition, changes in financial condition, results of operations, liquidity, capital expenditures or capital resources.

(jjj) Compliance with Export Laws. Except as disclosed in the Time of Sale Information and Offering Memorandum, neither the Company nor, to the knowledge of the Company, any officer, director, affiliate, agent, distributor, or representative of the Company has any reason to believe that the Company or any of the foregoing persons or entities have taken or omitted to take any action in violation of, or which may cause the Company to be in violation of, any applicable U.S. law governing imports into or exports from the United States, reexports from one foreign country to another, disclosures of technology, or other cross-border transactions, including without limitation: the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), the Trading With the Enemy Act (50 U.S.C. App. §§ 5, 16), the Foreign Assets Control Regulations administered by the Office of Foreign Assets Control, any executive orders or regulations issued pursuant to the foregoing or by the agencies listed in Part 730 of the Export Administration Regulations, and any applicable non-U.S. laws of a similar nature. Except as disclosed in the Time of Sale Information and the Offering Memorandum, to the Company’s knowledge, there has never been a claim or charge made, investigation undertaken, violation found, or settlement of any enforcement action under any of the laws referred to in this paragraph (jjj) by any governmental entity with respect to matters arising under such laws against the Company, or against its agents, distributors or representatives in connection with their relationship with the Company. Except as disclosed in the Time of Sale Information and the Offering Memorandum, the Company and any predecessors have maintained a compliance program appropriate to the requirements of the aforementioned laws at all times that any such laws applied to the Company’s activities.

(kkk) Descriptions of the Transaction Documents. Each Transaction Document conforms or will conform as of the Closing Date in all material respects to the description thereof contained in each of the Time of Sale Information and the Offering Memorandum.

(lll) No Restrictions on Subsidiaries. No subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock or similar ownership interest, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company.

(mmm) No Shareholder Approval Required. To the Company’s knowledge, no approval of the shareholders of the Company under the rules and regulations of Nasdaq (including Rule 5635 of the Nasdaq Marketplace Rules) is required for the Company to issue and deliver the Maximum Underlying Shares upon conversion of the Securities.

Any certificate signed by or on behalf of the Company and delivered to the Representatives or to counsel for the Initial Purchasers shall be deemed to be a representation and warranty by the Company to the Initial Purchasers as to the matters covered thereby.

4. Further Agreements of the Company. The Company covenants and agrees with each Initial Purchaser that:

(a) Delivery of Copies. At any time prior to the completion of the initial resale by the Initial Purchasers of the Securities, the Company will deliver to the Initial Purchasers as many copies of the Preliminary Offering Memorandum, any other Time of Sale Information, any Issuer Written Communication and the Offering Memorandum (including all amendments and supplements thereto) as the Representatives may reasonably request.

(b) Offering Memorandum, Amendments or Supplements. Before finalizing the Offering Memorandum or making or distributing any amendment or supplement to any of the Time of Sale Information or the Offering Memorandum or filing with the Commission any document that will be incorporated by reference therein, the Company will furnish to the Representatives and counsel for the Initial Purchasers at any time prior to the completion of the initial resale by the Initial Purchasers of the Securities, a copy of the proposed Offering Memorandum or such amendment or supplement or document to be incorporated by reference therein for review, and will not distribute any such proposed Offering Memorandum, amendment or supplement or file any such document with the Commission without providing the Representatives a reasonable opportunity to review and comment.

(c) Additional Written Communications. Before making, using, authorizing, approving or referring to any Issuer Written Communication, at any time prior to the completion of the initial resale by the Initial Purchasers of the Securities, the Company will furnish to the Representatives and counsel for the Initial Purchasers a copy of such written communication for review and will not make, prepare, use, authorize, approve or refer to any such written communication to which the Representatives reasonably object.

(d) Notice to the Representatives. At any time prior to the completion of the initial resale by the Initial Purchasers of the Securities, the Company will advise the Representatives promptly, and confirm such advice in writing, (i) of the issuance by any governmental or regulatory authority of any order preventing or suspending the use of any of the Time of Sale Information, any Issuer Written Communication, any Permitted General Solicitation or the Offering Memorandum or the initiation or threatening of any proceeding for that purpose; (ii) of the occurrence or development of any event at any time prior to the completion of the initial resale by the Initial Purchasers of the Securities as a result of which any of the Time of Sale Information, any Issuer Written Communication, any Permitted General Solicitation or the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when such Time of Sale Information, Issuer Written

Communication, any Permitted General Solicitation or the Offering Memorandum is delivered to a purchaser, not misleading; and (iii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable best efforts to prevent the issuance of any such order preventing or suspending the use of any of the Time of Sale Information, any Issuer Written Communication, any Permitted General Solicitation or the Offering Memorandum or suspending any such qualification of the Securities and, if any such order is issued, will obtain as soon as possible the withdrawal thereof.

(e) Ongoing Compliance of the Offering Memorandum and Time of Sale Information. (1) If at any time prior to the completion of the initial resale by the Initial Purchasers of the Securities (i) any event or development shall occur or condition shall exist as a result of which the Offering Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Offering Memorandum to comply with law, the Company will promptly notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to the Offering Memorandum (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in the Offering Memorandum as so amended or supplemented (or including such document to be incorporated by reference therein) will not, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, be misleading or so that the Offering Memorandum will comply with applicable law and (2) if at any time prior to the Closing Date (i) any event or development shall occur or condition shall exist as a result of which any of the Time of Sale Information, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) it is necessary to amend or supplement any of the Time of Sale Information to comply with applicable law, the Company will promptly notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to any of the Time of Sale Information (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in any of the Time of Sale Information as so amended or supplemented will not, in light of the circumstances under which they were made, be misleading.

(f) Blue Sky Compliance. The Company will take promptly from time to time such actions as the Representatives may reasonably request to qualify the Securities for offering and sale under the securities or blue sky laws of such jurisdictions (domestic or foreign) as the Representatives may designate and to continue such qualifications in effect, and to comply with such laws, for so long as required to permit the offer and initial resale of Securities in such jurisdictions; provided that the Company and its subsidiaries shall not be obligated to qualify as foreign corporations in any jurisdiction in which they are not so qualified or to file a general consent to service of process in any jurisdiction.

(g) Clear Market. For a period of sixty (60) days from the date of the Offering Memorandum, the Company will not, without the prior written consent of the Representatives, directly or indirectly (i) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, (ii) publicly disclose the intention to undertake any of the foregoing, or (iii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities that are convertible into or exercisable or exchangeable for Common Stock, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, other than (A) the Company’s sale of the Securities hereunder or any shares of Common Stock issued upon conversion thereof, (B) the entry into the transactions contemplated by the Capped Call Confirmations, (C) the issuance of equity awards pursuant to the Company’s benefit plans, qualified equity incentive plans or other compensation plans as such plans are in existence on the date hereof and described in the Time of Sale Information and the Offering Memorandum or is hereafter approved by the shareholders of the Company, (D) the issuance of options to induce personnel to accept employment with the Company (whether or not pursuant to a plan), which in the aggregate shall not exceed 3% of the outstanding common stock of the Company, (E) the issuance of Common Stock pursuant to the valid exercises of options, warrants or rights outstanding on the date hereof, and (F) the issuance of convertible securities to an entity affiliated with a member of the board of directors of the Company, in a private placement concurrently with the offering of Securities hereby. The Company also agrees that during such period, the Company will not file any registration statement, preliminary prospectus or prospectus, or any amendment or supplement thereto, under the Securities Act for any such transaction or which registers, or offers for sale, Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, except for a registration statement on Form S-8 in respect of any transaction or plan described in clause (C) or (D) of the preceding sentence.

(h) Interim Financial Statements. Prior to the Closing Date, and any Additional Closing Date, the Company will furnish to the Representatives, promptly after they have been prepared, copies of any unaudited interim consolidated financial statements of the Company for any periods subsequent to the periods covered by the financial statements appearing in the Offering Memorandum.

(i) Press Releases. Prior to the Closing Date, the Company will not issue any press release or other communication directly or indirectly or hold any press conference with respect to the Company, its condition, financial or otherwise, or earnings, business affairs or business prospects (except for routine oral marketing communications in the ordinary course of business and consistent with the past practices of the Company and of which the Representatives are notified), without the prior written consent of the Representatives, unless in the judgment of the Company and its counsel, and after notification to the Representatives, such press release or communication is required by law or applicable stock exchange rules.

(j) No Stabilization. Until the Representatives shall have notified the Company of the completion of the Offering, that the Company will not, and will cause its affiliated purchasers (as defined in Regulation M under the Exchange Act) not to, either alone or with one or more other persons, bid for or purchase, for any account in which it or any of its affiliated purchasers has a beneficial interest, any Securities or Common Stock, or attempt to induce any person to purchase any Securities or Common Stock; and not to, and to cause its affiliated purchasers not to, make bids or purchases for the purpose of creating actual, or apparent, active trading in or of raising the price of the Securities or Common Stock. The Representatives hereby agree to promptly notify the Company of the completion of the Offering.

(k) Use of Proceeds. The Company will apply the net proceeds from the sale of the Securities as described in each of the Time of Sale Information and the Offering Memorandum under the heading “Use of proceeds.”

(l) Underlying Securities. The Company will reserve and keep available at all times, free of pre-emptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy all obligations to issue the Maximum Underlying Securities upon conversion of the Securities. The Company will use its commercially reasonable efforts to list, subject to notice of issuance, effect and maintain the quotation and listing of the Maximum Underlying Securities on the NASDAQ GSM.

(m) Conditions Precedent. The Company will use its commercially reasonable efforts to do and perform all things required to be done or performed under this Agreement by the Company prior to the Closing Date, and any Additional Closing Date, and to satisfy all conditions precedent to the delivery of the Underwritten Securities and Option Securities, if any.

(n) Supplying Information. While the Securities remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will, during any period in which the Company is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, furnish to holders of the Securities, prospective purchasers of the Securities designated by such holders, in each case upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(o) DTC. The Company will provide reasonable assistance to the Initial Purchasers in arranging for the Securities to be eligible for clearance and settlement through DTC.

(p) Conversion Rate. Between the date hereof and the Closing Date, the Company will not do or authorize any act or thing that would result in an adjustment of the conversion rate applicable to the Securities.

(q) No Resales by the Company. During the period from the Closing Date until one year after the Closing Date or the Additional Closing Date, if applicable, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Securities that have been acquired by any of them, except for Securities purchased by the Company or any of its affiliates and resold in a transaction registered under the Securities Act.

(r) No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

(s) No General Solicitation. None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no covenant is given) will solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

5. Payment of Expenses. The Company agrees to pay, or reimburse if paid by the Initial Purchasers, upon consummation of the transactions contemplated hereby: (a) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities to the Initial Purchasers and any taxes payable in that connection; (b) the costs of reproducing and distributing each of the Transaction Documents; (c) the costs incident to the preparation, printing and distribution of the Preliminary Offering Memorandum, any other Time of Sale Information, any Issuer Written Communication, any Permitted General Solicitation and the Offering Memorandum, any amendments, supplements and exhibits thereto or any document incorporated by reference therein; (d) the fees and expenses (including reasonable related fees and expenses of counsel to the Initial Purchasers) of qualifying the Securities under the securities laws of the several jurisdictions as provided in Section 4(f) and of preparing, printing and distributing wrappers, “Blue Sky Memoranda” and “Legal Investment Surveys”, if any; (e) all fees and expenses of the Trustee, registrar and transfer agent of the Securities; (f) any fees charged by rating agencies for rating the Securities; (g) all expenses and application fees incurred in connection with the approval of the Securities for book-entry transfer by DTC; (h) all expenses and application fees related to the listing of the Underlying Securities on the NASDAQ GSM; and (i) all other costs and expenses incident to the Offering or the performance of the obligations of the Company under this Agreement (including, without limitation, the fees and expenses of the Company’s counsel and the Company’s independent accountants and the travel and other expenses incurred by the Company’s and Initial Purchasers’ personnel in connection with any “road show” including, without limitation, any expenses advanced by the Initial Purchasers on the Company’s behalf (which will be promptly reimbursed)); provided, however, the Company shall not be obligated to pay any fees, disbursements and expenses of counsel to the Initial Purchasers pursuant to clause (d) of this Section 5 in excess of $10,000 in the aggregate.

6. Conditions of Initial Purchasers’ Obligations. The obligation of each Initial Purchaser to purchase the Underwritten Securities on the Closing Date or the Option Securities on the Additional Closing Date, as the case may be, as provided herein is subject to the performance by the Company of its covenants and other obligations hereunder and to the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date or the Additional Closing Date, as the case may be; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date or the Additional Closing Date, as the case may be.

(b) Negative Assurance. The Representatives shall not have discovered and disclosed to the Company on or prior to the Closing Date and any Additional Closing Date that the Preliminary Offering Memorandum, any other Time of Sale Information or the Offering Memorandum or any amendment or supplement thereto contains an untrue statement of a fact which, in the opinion of counsel for the Initial Purchasers, is material or omits to state any fact which, in the opinion of such counsel, is material and is necessary in order to make the statements, in the light of the circumstances in which they were made, not misleading.

(c) Transaction Documents. All corporate proceedings and other legal matters incident to the authorization, form and validity of each of the Transaction Documents, the Preliminary Offering Memorandum, any other Time of Sale Information, each Issuer Written Communication and the Offering Memorandum, and all other legal matters relating to the Transaction Documents and the transactions contemplated hereby and thereby shall be reasonably satisfactory to counsel for the Initial Purchasers, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

(d) Opinion and 10b-5 Statement of Counsel for the Company. Ropes and Gray LLP shall have furnished to the Representatives such counsel’s written opinion and negative assurances statement, as counsel to the Company, addressed to the Initial Purchasers and dated the Closing Date, and any Additional Closing Date (if such date is other than the Closing Date), in form and substance satisfactory to the Representatives.

(e) Opinion of Intellectual Property Counsel for the Company. Sterne, Kessler, Goldstein & Fox P.L.L.C. shall have furnished to the Representatives such counsel’s written opinion and negative assurance statement, as intellectual property counsel to the Company, addressed to the Initial Purchasers and dated the Closing Date, and any Additional Closing Date (if such date is other than the Closing Date), in form and substance satisfactory to the Representatives.

(f) Opinion and 10b-5 Statement of Counsel for the Initial Purchasers. The Initial Purchasers shall have received from Goodwin Procter LLP, counsel for the Initial Purchasers, such opinion and negative assurances statement, dated the Closing Date and any Additional Closing Date (if such date is other than the Closing Date), with respect to such matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they request for enabling them to pass upon such matters.

(g) Comfort Letter. At the time of the execution of this Agreement, the Representatives shall have received from KPMG LLP a letter, addressed to the Initial Purchasers, executed and dated such date, in form and substance satisfactory to the Representatives (A) confirming that they are an independent registered accounting firm with respect to the Company and its subsidiaries within the meaning of the Securities Act and the rules and regulations thereunder and PCAOB and (B) stating the conclusions and findings of such firm, of the type ordinarily included in accountants’ “comfort letters” to underwriters, with respect to the financial statements and certain financial information contained or incorporated by reference in the Time of Sale Information and the Offering Memorandum.

(h) Bring-Down Comfort Letter. On the Closing Date and any Additional Closing Date (if such date is other than the Closing Date), the Representatives shall have received a letter (the “Bring-Down Letter”) from KPMG LLP addressed to the Initial Purchasers and dated the Closing Date and any Additional Closing Date (if such date is other than the Closing Date) confirming, as of the date of the Bring-Down Letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Time of Sale Information and the Offering Memorandum, as the case may be, as of a date not more than three (3) business days prior to the date of the Bring-Down Letter), the conclusions and findings of such firm, of the type ordinarily included in accountants’ “comfort letters” to underwriters, with respect to the financial information and other matters covered by its letter delivered to the Representatives concurrently with the execution of this Agreement pursuant to paragraph (g) of this Section 6.

(i) Officers’ Certificate. The Company shall have furnished to the Representatives a certificate, dated the Closing Date and any Additional Closing Date (if such date is other than the Closing Date), of its Chief Executive Officer or its President and its Chief Financial Officer, its Vice president, Corporate Controller, or a Vice President of Finance, each in his or her capacity as an officer of the Company, stating that (i) such officers have carefully reviewed the Time of Sale Information and the Offering Memorandum and, in their opinion, the representations set forth in Sections 3(b) and 3(d) hereof are true and correct, (ii) since the date of the Offering Memorandum, no event has occurred which should have been set forth in a supplement or amendment to the Time of Sale Information or the Offering Memorandum that has not been so set forth therein, (iii) to the best of their knowledge after reasonable investigation, as of the Closing Date and any Additional Closing Date (if such date is other than the Closing Date), the representations and warranties of the Company in this Agreement are true and correct, and the Company has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date and any Additional Closing Date (if such date is other than the Closing Date) and (iv) there has not been, subsequent to the date of the most recent audited financial statements included or incorporated by reference in the Time of Sale Information, any material adverse change in the financial position or results of operations of the Company and its subsidiaries or any change or development that, singly or in the aggregate, would involve a material adverse change or a prospective material adverse change, in or affecting the condition (financial or otherwise), results of operations, business, assets or prospects of the Company and its subsidiaries taken as a whole, except as set forth in the Offering Memorandum.

(j) [Reserved.]

(k) No Material Adverse Change. Since the date of the latest audited financial statements included in or incorporated by reference in the Time of Sale Information as of the date hereof, (i) neither the Company nor any of its subsidiaries shall have sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute, otherwise than as set forth in the Time of Sale Information, and (ii) there shall not have been any material change in the capital stock or short-term or long-term debt of the Company or any of its subsidiaries, or any material adverse change in or affecting the business, general affairs, management, financial position, prospects, shareholders’ equity or results of operations of the Company and its subsidiaries otherwise than as set forth in the Time of Sale Information, the effect of which, in any such case described in clause (i) or (ii) of this paragraph (k), is, in the judgment of the Representatives, so material and adverse as to make it impracticable or inadvisable to proceed with the sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Information.

(l) No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date or the Additional Closing Date, as the case may be, prevent the issuance or sale of the Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date or the Additional Closing Date, as the case may be, prevent the issuance or sale of the Securities.

(m) Market Conditions. Subsequent to the execution and delivery of this Agreement there shall not have occurred any of the following: (i)(A) trading in securities generally on the New York Stock Exchange, NASDAQ GSM or the NYSE American or in the over the counter market, or (B) trading in any securities of the Company on any exchange or in the over-the-counter market, shall have been suspended or materially limited, or minimum or maximum prices or maximum range for prices shall have been established on any such exchange or such market by the Commission, by such exchange or market or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by Federal or state authorities or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, (iii) the United States shall have become engaged in hostilities, or the subject of an act of terrorism, or there shall have been an outbreak of or escalation in hostilities involving the United States, or there shall have been a declaration of a national emergency or war by the United States or (iv) there shall have occurred such a material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such) as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Information and the Offering Memorandum.

(n) Notification of Listing of Additional Shares. The Company shall have filed a Notification: Listing of Additional Shares with the NASDAQ GSM, if required to do so, and shall have received no objection thereto from the NASDAQ GSM.

(o) Lock-up Agreements. The Representatives shall have received the written agreements, substantially in the form of Exhibit A hereto, of the parties listed in Schedule 3 to this Agreement.

(p) DTC. The Securities shall be eligible for clearance and settlement through DTC.

(q) Additional Documents. Prior to the Closing Date, the Company shall have furnished to the Representatives such good standing certificates, secretary and officers’ certificates, or such other documents as the Representatives shall have reasonably requested.

The several obligations of the Initial Purchasers to purchase Option Securities, if any, hereunder are subject to the delivery to the Representatives on the applicable Additional Closing Date of such documents as it may reasonably request with respect to the good standing of the Company, opinions, comfort letters, certificates, letters, documents, the due authorization and issuance of the Option Securities to be sold on such Additional Closing Date, and other matters related to the issuance of such Option Securities.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

7. Indemnification and Contribution.

(a) Indemnification of the Initial Purchasers. The Company shall indemnify and hold harmless each Initial Purchaser, each of their respective affiliates and each of its and their respective directors, officers, members, employees, representatives and agents and each person, if any, who controls such Initial Purchaser within the meaning of Section 15 of the Securities Act of or Section 20 of the Exchange Act (collectively, the “Initial Purchaser Indemnified Parties,” and each an “Initial Purchaser Indemnified Party”) against any loss, claim, damage, expense or liability whatsoever (or any action, investigation or proceeding in respect thereof), joint or several, to which such Initial Purchaser Indemnified Party may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, expense, liability, action, investigation or proceeding arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication, any Permitted General Solicitation, any road show as defined in Rule 433(h) under the Securities Act (a “road show”) or the Offering Memorandum, or in any amendment or supplement thereto or document incorporated by reference therein or (ii) the omission or alleged omission to state in the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication, any road show or the Offering Memorandum, or in any amendment or supplement thereto or document incorporated by reference therein, a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse the Initial Purchaser Indemnified Party promptly upon demand for any legal fees or other expenses reasonably incurred by that Initial Purchaser Indemnified Party in connection with investigating, or preparing to defend, or defending against, settling, compromising, or appearing as a third party witness in respect of, or otherwise incurred in connection with, any such loss, claim, damage, expense, liability, action, investigation or proceeding, as such fees and expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, expense or liability arises out of or is based upon an untrue statement or alleged untrue statement in, or omission or alleged omission from the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication, any road show or the Offering Memorandum, or in any such amendment or supplement thereto, made in reliance upon and in conformity with written information furnished to the Company by the Representatives by or on behalf of the Initial Purchasers specifically for use therein, which information the parties hereto agree is limited to the Initial Purchasers’ Information (as defined in Section 7(b) hereof). This indemnity agreement is not exclusive and will be in addition to any liability which the Company might otherwise have and shall not limit any rights or remedies which may otherwise be available at law or in equity to each Initial Purchaser Indemnified Party.

(b) Indemnification of the Company. Each Initial Purchaser, severally and not jointly, shall indemnify and hold harmless the Company and its directors, its officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Company Indemnified Parties,” and each a “Company Indemnified Party”) against any loss, claim, damage, expense or liability whatsoever (or any action, investigation or proceeding in respect thereof), joint or several, to which such Company Indemnified Party may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, expense, liability, action, investigation or proceeding arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication, any Permitted General Solicitation, any road show or the Offering Memorandum, or in any amendment or supplement thereto, or (ii) the omission or alleged omission to state in the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication, any road show or the Offering Memorandum, or in any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Representatives by or on behalf of any Initial Purchaser specifically for use therein, which information the parties hereto agree is limited to the Initial Purchasers’ Information as defined in this Section 7(b), and shall reimburse the Company Indemnified Party for any legal or other expenses reasonably incurred by such party in connection with investigating or preparing to defend or defending against or appearing as third party witness in connection with any such loss, claim, damage, liability, action, investigation or proceeding, as such fees and expenses are incurred. Notwithstanding the provisions of this Section 7(b), in no event shall any indemnity by any Initial Purchaser under this Section 7(b) exceed the total discount and commission received by such Initial Purchaser in connection with the Offering. The parties hereto acknowledge and agree that, for all purposes of this Agreement, the “Initial Purchasers’ Information” consists solely of the statements concerning the Initial Purchasers contained in the seventh paragraph, the fourth sentence of the eighth paragraph and the tenth paragraph, in each case, under the heading “Plan of Distribution” in the Time of Sale Information and the Offering Memorandum.

(c) Notice and Procedures. Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under this Section 7, notify such indemnifying party in writing of the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have under this Section 7 except to the extent it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and, provided, further, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 7. If any such action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense of such action with counsel reasonably satisfactory to the indemnified party (which counsel shall not, except with the written consent of the indemnified party, be counsel to the indemnifying party). After notice from the indemnifying party to the indemnified party of its election to assume the defense of such action, except as provided herein, the indemnifying party shall not be liable to the indemnified party under this Section 7 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense of such action other than reasonable costs of investigation; provided, however, that any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense of such action but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be at the expense of such indemnified party unless (i) the employment thereof has been specifically authorized in writing by the Company in the case of a claim for indemnification under Section 7(a) or the Representatives in the case of a claim for indemnification under Section 7(b), (ii) such indemnified party shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party, or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party within a reasonable period of time after notice of the commencement of the action or the indemnifying party does not diligently defend the action after assumption of the defense, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of (or, in the case of a failure to diligently defend the action after assumption of the defense, to continue to defend) such action on behalf of such indemnified party and the indemnifying party shall be responsible for legal or other expenses subsequently incurred by such indemnified party in connection with the defense of such action; provided, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such indemnified parties (in addition to any local counsel), which firm shall be designated in writing by the Representatives if the indemnified parties under this Section 7 consist of any Initial Purchaser Indemnified Party or by the Company if the indemnified parties under this Section 7 consist of any Company Indemnified Parties. Subject to this Section 7(c), the amount payable by an indemnifying party under this Section 7 shall include, but not be limited to, (x) reasonable legal fees and expenses of counsel to the indemnified party and any other expenses in investigating, or preparing to defend or defending against, or appearing as a third party witness in respect of, or otherwise incurred in connection with, any action, investigation, proceeding or claim, and (y) all amounts paid in settlement of any of the foregoing. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of judgment with respect to any pending or threatened action or any claim whatsoever, in respect of which indemnification or contribution could be sought under this Section 7 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party in form and substance reasonably satisfactory to such indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party. Subject to the provisions of the following sentence, no indemnifying party shall be liable for settlement of any pending or threatened action or any claim whatsoever that is effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with its written consent, if its consent has been unreasonably withheld or delayed or if there be a judgment for the plaintiff in any such matter, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment. In addition, if at any time an indemnified party shall have requested that an indemnifying party reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated herein effected without its written consent if (i) such settlement is entered into more than forty-five (45) days after receipt by such indemnifying party of the request for reimbursement, (ii) such indemnifying party shall have received notice of the terms of such settlement at least thirty (30) days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement, unless the indemnifying party is objecting in good faith to the amount of such fees and expenses.

(d) Contribution; Limitation on Liability. If the indemnification provided for in this Section 7 is unavailable or insufficient to hold harmless an indemnified party under Section 7(a) or Section 7(b) hereof, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid, payable or otherwise incurred by such indemnified party as a result of such loss, claim, damage, expense or liability (or any action, investigation or proceeding in respect thereof), as incurred, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Company on the one hand and each of the Initial Purchasers on the other hand from the Offering, or (ii) if the allocation provided by clause (i) of this Section 7(d) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) of this Section 7(d) but also the relative fault of the Company on the one hand and each of the Initial Purchasers on the other with respect to the statements, omissions, acts or failures to act which resulted in such loss, claim, damage, expense or liability (or any action, investigation or proceeding in respect thereof) as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and each of the Initial Purchasers on the other with respect to the Offering shall be deemed to be in the same proportion as the total net proceeds from the Offering under this Agreement (before deducting expenses) received by the Company bear to the total underwriting discount and commission received by the Initial Purchasers in connection with the Offering, as provided in this Agreement. The relative fault of the Company on the one hand and the Initial Purchasers on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Initial Purchasers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement, omission, act or failure to act; provided that the parties hereto agree that the written information furnished to the Company by the Representatives by or on behalf of any Initial Purchaser for use in the Preliminary Offering Memorandum or the Offering Memorandum, or in any amendment or supplement thereto, consists solely of the Initial Purchasers’ Information as defined in Section 7(b) above. The Company and the Initial Purchasers agree that it would not be just and equitable if contributions pursuant to this Section 7(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage, expense, liability, action, investigation or proceeding referred to above in this Section 7(d) shall be deemed to include, for purposes of this Section 7(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating, preparing to defend or defending against or appearing as a third party witness in respect of, or otherwise incurred in connection with, any such loss, claim, damage, expense, liability, action, investigation or proceeding. Notwithstanding the provisions of this Section 7(d), no Initial Purchaser shall be required to contribute any amount in excess of the total discount and commission received by such Initial Purchaser in connection with the Offering, less the amount of any damages which such Initial Purchaser has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement, omission or alleged omission, act or alleged act or failure to act or alleged failure to act. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

8. Termination. The obligations of the Initial Purchasers hereunder may be terminated by the Representatives, in their absolute discretion, by notice given to the Company prior to delivery of and payment for the Securities if, prior to the Closing Date or, in the case of the Option Securities, prior to the Additional Closing Date, any of the events described in Sections 6(k), 6(l) or 6(m) hereof have occurred or if the Initial Purchasers shall decline to purchase the Securities for any reason permitted under this Agreement.

9. Reimbursement of Initial Purchasers’ Expenses. Notwithstanding anything to the contrary in this Agreement, if (a) this Agreement shall have been terminated pursuant to Section 8 hereof as a result of an event described in Sections 6(k) or 6(l) or 6(m)(i)(B) hereof, (b) the Company shall fail to tender the Securities for delivery to the Initial Purchasers for any reason not permitted under this Agreement, or (c) the sale of the Securities is not consummated because any condition to the obligations of the Initial Purchasers set forth herein is not satisfied or because of the refusal, inability or failure on the part of the Company to perform any agreement herein or to satisfy any condition or to comply with the provisions hereof, then, the Company shall reimburse the Initial Purchasers’ out-of-pocket expenses in accordance with Section 5 hereof and, in addition, the Company shall reimburse the Initial Purchasers for the fees and expenses of the Initial Purchasers’ counsel and for all other accountable out-of-pocket expenses as shall have been reasonably incurred by them in connection with this Agreement and the proposed Offering, and promptly upon demand the Company shall pay the full amount thereof to the Representatives on behalf of the Initial Purchasers.

10. Effectiveness; Defaulting Initial Purchasers. If, on the Closing Date or an Additional Closing Date, as the case may be, any one or more of the Initial Purchasers shall fail or refuse to purchase Securities that it has or they have agreed to purchase hereunder on such date, and the aggregate number of Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of the Securities to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the number of Underwritten Securities set forth opposite their respective names in Schedule 1 to this Agreement bears to the aggregate number of Underwritten Securities set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as you may specify, to purchase the Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on such date; provided that in no event shall the number of Securities that any Initial Purchaser has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such number of Securities without the written consent of such Initial Purchaser. If, on the Closing Date, any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Underwritten Securities and the aggregate number of Underwritten Securities with respect to which such default occurs is more than one-tenth of the aggregate number of Underwritten Securities to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Underwritten Securities are not made within thirty-six (36) hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or the Company. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven (7) days, in order that the required changes, if any, in the Time of Sale Information, the Offering Memorandum or in any other documents or arrangements may be effected. If, on an Additional Closing Date, any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Option Securities and the aggregate number of Option Securities with respect to which such default occurs is more than one-tenth of the aggregate number of Option Securities to be purchased on such Additional Closing Date, the non-defaulting Initial Purchasers shall have the option to (i) terminate their obligation hereunder to purchase the Option Securities to be sold on such Additional Closing Date or (ii) purchase not less than the number of Option Securities that such non-defaulting Initial Purchasers would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

11. Certain Agreements of the Initial Purchasers. Each Initial Purchaser hereby represents and agrees that it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any written communication that constitutes an offer to sell or the solicitation of an offer to buy the Securities other than (i) the Preliminary Offering Memorandum and the Offering Memorandum, (ii) a written communication that contains no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) that was not included (including through incorporation by reference) in the Preliminary Offering Memorandum or the Offering Memorandum, (iii) any written communication listed on Annex A hereto or prepared pursuant to Section 4(c) above (including any electronic road show), (iv) any written communication prepared by such Initial Purchaser and approved by the Company in advance in writing or (v) any written communication relating to or that contains the terms of the Securities and/or other information that was included (including through incorporation by reference) in the Preliminary Offering Memorandum or the Offering Memorandum.

12. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) Each Initial Purchaser’s responsibility to the Company is solely contractual in nature, each Initial Purchaser has been retained solely to act as an initial purchaser in connection with the Offering and no fiduciary, advisory or agency relationship between the Company and such Initial Purchaser has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether any of the Initial Purchasers has advised or is advising the Company on other matters;

(b) the price of the Securities set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Representatives, and the Company is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) it has been advised that each of the Initial Purchasers and each of their respective affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Initial Purchasers have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) it waives, to the fullest extent permitted by law, any claims it may have against the Initial Purchasers for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Initial Purchasers shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including shareholders, employees or creditors of the Company.

13. Successors; Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the several Initial Purchasers, the Company, and their respective successors and assigns. Notwithstanding the foregoing, the determination as to whether any condition in Section 6 hereof shall have been satisfied, and the waiver of any condition in Section 6 hereof, may be made by the Representatives in their sole discretion, and any such determination or waiver shall be binding on each of the Initial Purchasers and shall not require the consent of any Initial Purchaser. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, other than the persons mentioned in the preceding sentences, any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person; except that the indemnities of the Company contained in this Agreement shall also be for the benefit of the Initial Purchaser Indemnified Parties and the several indemnities of the Initial Purchasers shall be for the benefit of the Company Indemnified Parties. It is understood that each Initial Purchaser’s responsibility to the Company is solely contractual in nature and the Initial Purchasers do not owe the Company, or any other party, any fiduciary duty as a result of this Agreement.

14. Survival. The respective indemnities, covenants, agreements, representations, warranties and other statements of the Company and the several Initial Purchasers, as set forth in this Agreement or made by them respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation made by or on behalf of any Initial Purchaser, the Company or any person controlling any of them and shall survive delivery of and payment for the Securities. Notwithstanding any termination of this Agreement, including without limitation any termination pursuant to Section 8 hereof, the indemnity and contribution and reimbursement agreements contained in Sections 7 and 9 hereof and the covenants, representations, warranties set forth in this Agreement shall not terminate and shall remain in full force and effect at all times.

15. Notices. All statements, requests, notices and agreements hereunder shall be in writing, and:

(a) if to the Representatives, shall be delivered or sent by mail, facsimile transmission or email to Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282, Attention: Registration Department, with a copy to the Legal Department; and J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179 (fax: (212) 622-8358); Attention: Equity Syndicate Desk, with an additional copy to Goodwin Procter LLP, Attention: Siavosh Salimi, Fax: (212) 656-1546

(b) if to the Company, shall be delivered or sent by mail, facsimile transmission or email to: Sarepta Therapeutics, Inc., 215 First Street, Suite 7, Cambridge, MA 02142 Attention: Ryan Brown, Senior Vice President, General Counsel, Fax: (857) 242-3708, with a copy to Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199, Attention: Paul Kinsella, Fax: (617) 235-0822;

provided, however, that any notice to the Initial Purchasers pursuant to Section 7 hereof shall be delivered or sent by mail or facsimile transmission to the Representatives c/o Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC at the addresses set forth above in this Section 15. Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof, except that any such statement, request, notice or agreement delivered or sent by email shall take effect at the time of confirmation of receipt thereof by the recipient thereof.

16. Certain Defined Terms. For purposes of this Agreement, (a) “business day” means any day on which the NASDAQ GSM is open for trading, (b) “knowledge” means the knowledge of the executive officers of the Company after reasonable inquiry and (c) “subsidiary” has the meaning set forth in Rule 405 of the Securities Act and the rules and regulations thereunder.

17. Governing Law, Agent for Service and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including without limitation Section 5-1401 of the New York General Obligations Law. No legal proceeding may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the Company and the Initial Purchasers each hereby consent to the jurisdiction of such courts and personal service with respect thereto. The Company and the Initial Purchasers each hereby waive all right to trial by jury in any legal proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. The Company agrees that a final judgment in any such legal proceeding brought in any such court shall be conclusive and binding upon the Company and the Initial Purchasers and may be enforced in any other courts in the jurisdiction of which the Company is or may be subject, by suit upon such judgment.

18. Partial Unenforceability. The invalidity or unenforceability of any section, paragraph, clause or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph, clause or provision hereof. If any section, paragraph, clause or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

19. General. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. In this Agreement, the masculine, feminine and neuter genders and the singular and the plural include one another. The section headings in this Agreement are for the convenience of the parties only and will not affect the construction or interpretation of this Agreement. This Agreement may be amended or modified, and the observance of any term of this Agreement may be waived, only by a writing signed by the Company and the Representatives.

20. Research Analyst Independence. The Company acknowledges that each Initial Purchaser’s research analysts and research departments are required to be independent from its investment banking division and are subject to certain regulations and internal policies, and that such Initial Purchaser’s research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company and/or the Offering that differ from the views of their investment banking division. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against each Initial Purchaser with respect to any conflict of interest that may arise from the fact that the views expressed by its independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by such Initial Purchaser’s investment banking division. The Company acknowledges that each Initial Purchaser is a full service securities firm and as such from time to time, subject to applicable securities laws, rules and regulations, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the Company; provided, however, that nothing in this Section 20 shall relieve any Initial Purchaser of any responsibility or liability it may otherwise bear in connection with activities in violation of applicable securities laws, rules or regulations.

21. Compliance with USA Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Initial Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients.

22. Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www. Docusign.com) or other transmission method any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

23. Xtract Research LLC. The Company hereby agrees that the Initial Purchasers may provide copies of the Preliminary Offering Memorandum and the Offering Memorandum relating to the offering of the Securities and any other agreements or documents relating thereto, including, without limitation, trust indentures, to Xtract Research LLC (“Xtract”) following the completion of the offering for inclusion in an online research service sponsored by Xtract, access to which is restricted to “qualified institutional buyers” as defined in Rule 144A under the Securities Act.

24. Recognition of the U.S. Special Resolution Regimes.

(i) In the event that any Initial Purchaser that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Initial Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(ii) In the event that any Initial Purchaser that is a Covered Entity or a BHC Act Affiliate of such Initial Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Initial Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this section:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[Remainder of page intentionally left blank]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

SAREPTA THERAPEUTICS, INC.

By	/s/ Ian Estepan
Name: Ian Estepan
Title: Executive Vice President, Chief Financial Officer

[Signature Page to Purchase Agreement]

Accepted: As of the date first written above

GOLDMAN SACHS & CO. LLC
J.P. MORGAN SECURITIES LLC

For itself and on behalf of the several Initial Purchasers listed in Schedule 1 hereto.

By: GOLDMAN SACHS & CO. LLC

By	/s/ Mike Voris
Authorized Signatory

By: J.P. MORGAN SECURITIES LLC

By	/s/ Santosh Sreenivasan
Authorized Signatory

[Signature Page to Purchase Agreement]

Schedule 1

Initial Purchaser	Principal Amount
Goldman Sachs & Co. LLC	$392,000,000
J.P. Morgan Securities LLC	$343,000,000
Morgan Stanley & Co. LLC	$98,000,000
BofA Securities, Inc.	$98,000,000
Oppenheimer & Co. Inc.	$49,000,000

Total	$980,000,000

Schedule 2

Subsidiaries

(1)	Sarepta Therapeutics Investments, Inc.

(2)	Sarepta Securities Corp.

(3)	STIH Two, Inc.

(4)	ST International Holdings Two Inc.

(5)	Sarepta Therapeutics Holdings BV

(6)	AVI BioPharma International Limited

(7)	Myonexus Therapeutics, Inc.

(8)	Sarepta International Holdings BV

(9)	Sarepta Therapeutics KK

(10)	Sarepta International Sweden AB

(11)	Sarepta International Italy S.r.l.

(12)	Sarepta Therapeutics Three, LLC

(13)	Sarepta Therapeutics Ireland Limited

(14)	Sarepta International UK Ltd.

(15)	Sarepta International Holdings GmbH

(16)	Sarepta Therapeutics Spain, S.L.

(17)	Sarepta International France

(18)	Sarepta Therapeutics Germany GmbH

(19)	Sarepta Farmacêutica Brasil Ltda

(20)	Sarepta International Holdings, Inc.

(21)	Sarepta Therapeutics, LLC

(22)	Sarepta Therapeutics Two LLC

(23)	Sarepta Therapeutics Ireland Two LP

(24)	Sarepta Therapeutics Ireland LP

(25)	Sarepta Therapeutics S.R.L.

(26)	90 River Road LLC

Schedule 3

List of Lock-Up Parties

Douglas S. Ingram

Ryan Brown

Ian Estepan

Louise Rodino-Klapac

William F. Ciambrone

Hans Wigzell, M.D., Ph.D.

Richard J. Barry

M. Kathleen Behrens, Ph.D.

Claude Nicaise, M.D.

Stephen L. Mayo, Ph.D.

Kathryn Boor, Ph.D.

Michael Chambers

Annex A

a. Time of Sale Information

Term sheet containing the terms of the Securities, substantially in the form of Annex B.

Annex B

Pricing Term Sheet

[see attached]

PRICING TERM SHEET	STRICTLY CONFIDENTIAL

DATED SEPTEMBER 13, 2022

SAREPTA THERAPEUTICS, INC.

1.250% CONVERTIBLE SENIOR NOTES DUE 2027

$980,000,000

(in addition to $20,000,000 being sold in a separate concurrent private placement)

The information in this pricing term sheet supplements Sarepta Therapeutics, Inc.’s preliminary offering memorandum, dated September 12, 2022 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum, including all documents incorporated by reference therein. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum. All references to dollar amounts are references to U.S. dollars.

Issuer:	Sarepta Therapeutics, Inc., a Delaware corporation.

Ticker/Exchange for the Issuer’s Common Stock:	“SRPT” / The Nasdaq Global Select Market.

Notes:	1.250% Convertible Senior Notes due 2027.

Principal Amount:	$980,000,000, plus up to an additional $150,000,000 principal amount pursuant to the initial purchasers’ option to purchase additional Notes.

Concurrent Private Placement:

An entity (the “affiliated investor”) affiliated with a member of the Issuer’s Board of Directors, has agreed to purchase $20.0 million aggregate principal amount of Notes in a separate concurrent private placement (the “concurrent private placement”) under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Notes purchased in the separate concurrent private placement are referred to herein as the “affiliated investor notes.” Such $20.0 million aggregate principal amount of affiliated investor notes is in addition to the $980.0 million aggregate principal amount of Notes being sold in this offering (the “offering”). References in the Preliminary Offering Memorandum to the “notes” are to the Notes offered in this offering and not to the affiliated investor notes sold in the concurrent private placement.

The affiliated investor notes will initially be issued in certificated form, will not initially be fungible with the Notes offered hereby and will be subject to different transfer restrictions than the Notes offered hereby. In particular, the affiliated investor notes will not become freely transferable twelve months following their sale by the affiliated investor to a non-affiliate of the Issuer unless sold in a transaction registered under the Securities Act or pursuant to Rule 144 under the Securities Act. This offering is not conditioned upon the closing of the sale and purchase of the affiliated investor notes by the affiliated investor, but the concurrent private placement of the affiliated investor notes is conditioned upon the closing of this offering.

In connection with the sale of the affiliated investor notes, the affiliated investor may request that the Issuer file a registration statement with the SEC, for resale by the affiliate investor of the affiliated investor notes and any common stock issued upon conversion of the affiliated investor notes. Holders of the Notes offered hereby will not have any registration rights.

Denominations:	$1,000 and multiples of $1,000 in excess thereof.

Maturity:	September 15, 2027, unless earlier redeemed, repurchased or converted.

Interest Rate:	1.250% per year, accruing from September 16, 2022.

Interest Payment Dates:	March 15 and September 15 of each year, beginning on March 15, 2023.

Interest Record Dates:	March 1 and September 1 of each year, immediately preceding any March 15 or September 15 interest payment date, as the case may be.

Issue Price:	The Notes will be issued at a price of 100% of their principal amount.

Trade Date:	September 14, 2022.

Settlement Date:	September 16, 2022.

Last Reported Sale Price of the Issuer’s Common Stock on September 13, 2022:	$105.16 per share.

Initial Conversion Rate:	7.0439 shares of the Issuer’s common stock per $1,000 principal amount of Notes.

Initial Conversion Price:	Approximately $141.97 per share of the Issuer’s common stock.

Conversion Premium:	Approximately 35.0% above the Last Reported Sale Price of the Issuer’s common stock on September 13, 2022.

Redemption at our Option:	The Issuer may not redeem the Notes prior to September 20, 2025. The Issuer may redeem for cash all or part of the Notes (subject to the partial redemption limitation described below), at its option, on or after September 20, 2025 and on or prior to the 41st scheduled trading day immediately preceding the maturity date, if the last reported sale price of the Issuer’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Issuer provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Issuer provides notice of redemption, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. If the Issuer elects to redeem fewer than all the outstanding Notes, at least $150 million aggregate principal amount of Notes must be outstanding and not subject to redemption as of, and after giving effect to, delivery of the relevant notice of redemption. No “sinking fund” is provided for the Notes, which means that the Issuer is not required to redeem or retire the Notes periodically.

Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

Co-Managers:	Morgan Stanley & Co. LLC BofA Securities, Inc. Oppenheimer & Co. Inc.

Additional Amounts:	If the Issuer consolidates with or merges with or into, or sells, conveys, transfers or leases all or substantially all of its properties and assets to, another company and the resulting, surviving or transferee company is not organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (such company or any successor thereto, the “surviving entity”), then all payments made by the surviving entity under or with respect to the Notes will be made without withholding or deduction for taxes unless the surviving entity is legally required to do so, in which case, subject to certain exceptions and limitations, the surviving entity will pay such additional amounts as may be necessary so that the net amount received by beneficial owners of the Notes after such withholding or deduction shall equal the amount that would have been received in the absence of such withholding or deduction.

CUSIP Number (144A):	803607 AC4

ISIN (144A):	US803607AC42

Use of Proceeds:

The Issuer estimates that the net proceeds from the offering, after deducting the initial purchasers’ discount and estimated offering expenses payable by the Issuer, will be approximately $959.4 million (or approximately $1,106.4 million if the initial purchasers exercise their option to purchase additional Notes in full). The Issuer expects that it will receive net proceeds from the sale of the affiliated investor notes in the concurrent private placement of $20.0 million.

The Issuer intends to use the net proceeds from the offering and the sale of the affiliated investor notes as follows:

(i) approximately $248.3 million to repurchase a portion of its 2024 Notes, inclusive of any applicable premium and accrued interest;

(ii) approximately $585.5 million to repay borrowings under, to pay accrued and unpaid interest and prepayment fees under, and terminate its Credit Agreement; and

(iii) approximately $110.7 million to pay the cost of the capped call transactions described below. If the initial purchasers exercise their option to purchase additional Notes, the Issuer expects to use a portion of the net proceeds from the sale of the additional Notes to enter into additional capped call transactions. See “Description of Capped Call Transactions” in the Preliminary Offering Memorandum.

The Issuer intends to use the remaining net proceeds to fund general corporate purposes.

See “Use of Proceeds” in the Preliminary Offering Memorandum.

Capped Call Transactions:

In connection with the pricing of the Notes, the Issuer entered into privately negotiated capped call transactions with certain of the initial purchasers or their respective affiliates and certain other financial institutions (the “option counterparties”). The capped call transactions are expected generally to reduce potential dilution to the Issuer’s common stock upon any conversion of Notes and/or offset any potential cash payments the Issuer is required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap. The cap price of the capped call transactions will initially be $210.32, which represents a premium of approximately 100% over the Last Reported Sale Price of the Issuer’s common stock on September 13, 2022.

If the initial purchasers exercise their option to purchase additional Notes, the Issuer expects to enter into additional capped call transactions with the option counterparties.

The Issuer has been advised that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to purchase shares of the Issuer’s common stock and/or enter into various derivative transactions with respect to the Issuer’s common stock concurrently with or shortly after the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of the Issuer’s common stock or the Notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the Issuer’s common stock and/or purchasing or selling the common stock or other securities of the Issuer in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes (and are likely to do so during any observation period related to a conversion of Notes). This activity could also cause or avoid an increase or a decrease in the market price of the Issuer’s common stock or the Notes, which could affect your ability to convert the Notes and, to the extent the activity occurs following conversion or during any observation period related to a conversion of Notes, it could affect the number of shares and value of the consideration that you will receive upon conversion of the Notes.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with these capped call transactions, see “Risk Factors—Risks Related to this Offering and the Notes—The capped call transactions may affect the value of the notes and our common stock,” “Description of the Capped Call Transactions” and “Plan of Distribution—Capped Call Transactions” in the Preliminary Offering Memorandum.

2024 Notes Repurchase Transactions and Partial Unwind of Existing Capped Call Transactions:

Contemporaneously with the pricing of the Notes in this offering, the Issuer entered into separate, privately negotiated transactions with certain holders of its 2024 Notes to repurchase for cash approximately $150.6 million in aggregate principal amount of the 2024 Notes (the “concurrent note repurchases”).

The terms of the concurrent note repurchases were individually negotiated with certain holders of 2024 Notes. The Issuer negotiated the concurrent note repurchases through one of the initial purchasers and/or its affiliate who will repurchase any such 2024 Notes from holders and resell them to the Issuer on or about the closing date of the offering. The Issuer expects that holders of any 2024 Notes that it agreed to repurchase that have hedged their equity price risk with respect to such notes (the “hedged holders”) will, concurrently with or shortly after the pricing of the Notes, unwind their hedge positions by buying the Issuer’s common stock and/or entering into or unwinding various derivative transactions with respect to the Issuer’s common stock.

In connection with the issuance of the 2024 Notes, the Issuer entered into capped call transactions (the “existing capped call transactions”) with two of the initial purchasers of the offering (the “existing option counterparties”). The Issuer intends to enter into agreements with the existing option counterparties concurrently with or shortly after the closing of this offering to terminate a portion of the existing capped call transactions in a notional amount corresponding to the principal amount of the 2024 Notes repurchased in the concurrent note repurchases. In connection with any such termination of a corresponding portion of the existing capped call transactions, the Issuer expects that such existing option counterparties and/or their respective affiliates will sell shares of the Issuer’s common stock in secondary market transactions, and/or unwind various derivative transactions with respect to the Issuer’s common stock. The Issuer intends to use the net proceeds that it receives from the existing counterparties for general corporate purposes.

Any repurchase of the 2024 Notes and the termination of a corresponding portion of the existing capped call transactions described above, and the potential related market activities by holders of the 2024 Notes participating in the concurrent note repurchases and the existing counterparties, as applicable, could increase (or reduce the size of any decrease in) or decrease (or reduce the size of any increase in) the market price of the Issuer’s common stock, which may affect the trading price of the Notes offered hereby at that time. The Issuer cannot predict the magnitude of such market activity or the overall effect it will have on the price of the Notes or its common stock. See “Risk Factors—Risks Related to the Notes—Any repurchases or redemptions of our 2024 Notes may affect the value of the notes and our common stock, and could affect the conversion price of the notes” and “Risk Factors—Risks Related to the Notes—The partial termination of the existing capped call transactions is likely to affect the value of the notes and our common stock, and could affect the conversion price of the notes” in the Preliminary Offering Memorandum.

Increase in Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change or Notice of Redemption:

If (i) the “effective date” of a “make-whole fundamental change” (each as defined in the Preliminary Offering Memorandum) occurs prior to the maturity date of the Notes, or (ii) the Issuer gives a notice of redemption with respect to any or all of the Notes, the Issuer will increase the Conversion Rate for a holder who elects to convert its Notes in connection with such make-whole fundamental change or notice redemption in certain circumstances, as described under “Description of Notes—Conversion rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption” in the Preliminary Offering Memorandum.

The following table sets forth the number of additional shares by which the Conversion Rate will be increased per $1,000 principal amount of Notes for conversions in connection with a make-whole fundamental change or notice of redemption for each “stock price” and “effective date” set forth below:

	Stock Price
Effective Date	$105.16	$120.00	$141.97	$160.00	$184.56	$200.00	$300.00	$500.00	$750.00	$1,000.00	$1,300.00
September 16, 2022	2.4654	1.9507	1.4280	1.1334	0.8511	0.7208	0.2934	0.0770	0.0178	0.0027	0.0000
September 15, 2023	2.4654	1.9507	1.4118	1.0976	0.8024	0.6689	0.2500	0.0586	0.0116	0.0007	0.0000
September 15, 2024	2.4654	1.9507	1.3499	1.0176	0.7147	0.5816	0.1914	0.0389	0.0064	0.0000	0.0000
September 15, 2025	2.4654	1.8744	1.2079	0.8636	0.5652	0.4411	0.1181	0.0206	0.0025	0.0000	0.0000
September 15, 2026	2.4654	1.6708	0.9356	0.5909	0.3281	0.2329	0.0437	0.0077	0.0004	0.0000	0.0000
September 15, 2027	2.4654	1.2894	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock prices in the table above or the effective date is between two effective dates in the table above, the number of additional shares by which the Conversion Rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365- or 366-day year, as applicable.

•

If the stock price is greater than $1,300.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above as described in the Preliminary Offering Memorandum), no additional shares will be added to the Conversion Rate.

•

If the stock price is less than $105.16 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above as described in the Preliminary Offering Memorandum), no additional shares will be added to the Conversion Rate.

Notwithstanding the foregoing, in no event will the Conversion Rate per $1,000 principal amount of Notes exceed 9.5093 shares of the Issuer’s common stock, subject to adjustment in the same manner as the Conversion Rate as set forth under “Description of Notes—Conversion rights—Conversion Rate Adjustments” in the Preliminary Offering Memorandum.

This communication is intended for the sole use of the person to whom it is provided by the sender. This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the Notes or the offering thereof. This communication does not constitute an offer to sell or the solicitation of an offer to buy any Notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Notes and any shares of the Issuer’s common stock issuable upon conversion of the Notes have not been and will not be registered under the U.S. Securities Act, or any other securities laws, and may not be offered or sold within the United States or any other jurisdiction, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. The initial purchasers are initially offering the Notes only to persons reasonably believed to be qualified institutional buyers as defined in, and in reliance on, Rule 144A under the Securities Act.

The Notes and any shares of the Issuer’s common stock issuable upon conversion of the Notes are not transferable except in accordance with the restrictions described under “Transfer Restrictions” in the Preliminary Offering Memorandum.

A copy of the Preliminary Offering Memorandum for the offering of the Notes may be obtained by contacting Goldman Sachs & Co. LLC or J.P. Morgan Securities LLC.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

[Remainder of Page Intentionally Blank]

Annex C

1. Launch press release issued on September 12, 2022

2. Pricing press release to be issued on September 13, 2022 and in the form agreed to by the Representatives.

Exhibit A

Form of Lock-Up Agreement

[see attached]

EXECUTION VERSION

Lock-Up Agreement

September 12, 2022

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

As Representatives of the several Initial Purchasers

c/o Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

The undersigned understands that Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives (the “Representatives”) of the several initial purchasers (the “Initial Purchasers”), proposes to enter into a Purchase Agreement (the “Purchase Agreement”) with Sarepta Therapeutics, Inc., a Delaware corporation (the “Company”), providing for the offering (the “Offering”) of convertible senior notes due 2027 of the Company (the “Securities”). The Securities will be convertible into cash, shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), or a combination of cash and shares of Common Stock, at the Company’s election.

To induce the Initial Purchasers to participate in the Offering and to continue their efforts in connection with the Offering, the undersigned hereby agrees that, without the prior written consent of the Representatives, it will not, and will not cause or direct any of its affiliates to, during the period commencing on the date hereof and ending 60 days after the date of the final offering memorandum relating to the Offering (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock, including any shares or other securities now owned or hereafter acquired by the undersigned, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities that are convertible into or exercisable or exchangeable for Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (1) above or transaction or arrangement described in clause (2) above. The foregoing clauses (1)-(3) shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, (b) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift, (c) transfers of shares to the spouse, domestic partner, parent, child or grandchild (each, an “immediate family member”) of the undersigned or to a trust formed for the benefit of an immediate family member, or in transfers by testate succession or intestate succession, (d) distributions of shares of Common Stock or any security convertible into Common Stock to limited partners or stockholders of the undersigned; provided that in the case of any transfer or distribution pursuant to clause (b), (c) or (d), (i) each transferee, donee or distributee shall sign and deliver a lock-up letter substantially in the form of this Lock-Up Agreement and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Restricted Period, (e) the establishment of a 10b5-1 plan for the transfer of shares of Common Stock; provided that, in the case of clause (e) such plan does not provide for the transfer of Common Stock during the Restricted Period and to the extent a public announcement or filing under the Exchange Act, if any, is required by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period; (f) any transactions effected pursuant to a Rule 10b5-1 plan established prior to the date of this agreement; provided that any filing required by Section 16 of the Exchange Act in connection with such transaction shall indicate in the footnotes thereto that the filing relates to the applicable circumstances described in this clause, (g) transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock that occurs by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement; provided that any filing required by Section 16 of the Exchange Act in connection with such transaction shall indicate in the footnotes thereto that the filing relates to the applicable circumstances described in this clause , or (h) the receipt by the undersigned from the Company of shares of common stock upon the exercise of any options, or the settlement of any other equity-based award, granted under an employee benefit or equity compensation plan or agreement, or upon the exercise of warrants, insofar as such warrants are outstanding as of the date of the final offering memorandum, or the withholding by, or transfer to, the Company of shares of common stock in connection with the vesting or settlement of any equity-based award or the exercise of any options or warrants, to purchase the Company’s securities on a “cashless” or “net exercise” basis to the extent permitted by the instruments representing such options or warrants (and any transfer to the Company necessary to generate such amount of cash needed for the payment of taxes, including estimated taxes, due as a result of such vesting, settlement or exercise, whether by means of a “cashless exercise,” “net exercise” or otherwise) so long as such “cashless exercise,” “net exercise” or settlement is effected solely by the surrender of outstanding options, warrants or other equity-based awards (or the Common Stock issuable upon the exercise or settlement thereof) to the Company and the Company’s cancellation of all or a portion thereof to pay the exercise price and/or withholding tax obligations; provided that any filing under Section 16 of the Exchange Act shall indicate in the footnotes thereto that the filing relates to the applicable circumstances described in this clause. In addition, the undersigned agrees that, without the prior written consent of the Representatives, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Initial Purchasers are relying upon this agreement in proceeding toward consummation of the Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

The undersigned acknowledges and agrees that the Initial Purchasers have not provided any recommendation or investment advice nor have the Initial Purchasers solicited any action from the undersigned with respect to the Offering and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the Representatives may be required or choose to provide certain Regulation Best Interest and Form CRS disclosures to you in connection with the Offering, the Representatives and the other Initial Purchasers are not making a recommendation to you to participate in the Offering, enter into this agreement, or sell any Securities at the price determined in the Offering, and nothing set forth in such disclosures is intended to suggest that the Representatives or any Initial Purchaser is making such a recommendation.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to a Purchase Agreement, the terms of which are subject to negotiation between the Company and the Representatives.

This Lock-Up Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

Very truly yours,

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]